Exhibit 3(i)

SOSID: 0901545 Date Filed: 3/2/2007 11:09:00 AM Elaine F. Marshall North Carolina Secretary of State C200706100098

ARTICLES OF INCORPORATION

OF

OAK RIDGE FINANCIAL SERVICES, INC.

ARTICLE I

The name of the corporation is Oak Ridge Financial Services, Inc. (the “Corporation”).

ARTICLE II

Section 2.1. Total Authorized Shares of Capital Stock. The Corporation shall have authority to issue a total of 60,000,000 shares of capital stock, none of which shall have any par value, divided into classes as follows:

Class	Number of Shares
Common Stock	50,000,000
Preferred Stock	10,000,000

Section 2.2. Common Stock. The shares of Common Stock shall be of one and the same class. Subject to the rights of holders of the Preferred Stock as determined by the Board of Directors pursuant to Section 2.3 hereof and by the North Carolina Business Corporation Act (“NCBCA”) as now constituted or hereafter amended, the holders of shares of Common Stock shall have one vote per share on all matters on which holders of shares of Common Stock are entitled to vote and shall be entitled to participate pro rata after preferential rights of holders of Preferred Stock in the distribution of the net assets of the Corporation upon dissolution.

Section 2.3. Preferred Stock. The shares of Preferred Stock may be issued from time to time by the Corporation, and the Board of Directors may create and divide such shares into series within that class, and such shares and the shares of each such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations and relative rights (or qualifications, conditions or restrictions thereon) as the Board of Directors may and hereby is authorized to determine.

ARTICLE III

The street address and county of the initial registered office of the Corporation is 2211 Oak Ridge Road, Oak Ridge, Guilford County, North Carolina 27310. The mailing address of the initial registered office of the Corporation is Post Office Box 2, Oak Ridge, North Carolina 27310. The name of the initial registered agent is Ronald O. Black.

ARTICLE IV

The name and address of the incorporator is as follows:

Jean C. Brooks

Brooks, Pierce, McLendon,

        Humphrey & Leonard, L.L.P.

230 North Elm Street (27401)

P. O. Box 26000

Greensboro, North Carolina 27420-6000

ARTICLE V

To the fullest extent permitted by the NCBCA as it exists or may hereafter be amended, no person who is serving or has served as a director of the Corporation shall be personally liable to the Corporation or any of its shareholders or otherwise for monetary damages for breach of any duty as a director. No amendment or repeal of this Article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this

Article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal, or adoption.

ARTICLE VI

The provisions of Article 9 and Article 9A of the NCBCA entitled “The North Carolina Shareholder Protection Act” and “The North Carolina Control Share Acquisition Act,” respectively, shall not be applicable to the Corporation.

ARTICLE VII

Section 7.1. Definitions and Terms With Respect to Article VII. For purposes of this Article VII, the following definitions shall apply:

(a) The terms “Business Combination” shall mean any transfer in connection with (i) a combination or merger of the Corporation, (ii) the acquisition of more than ten percent (10%) of the Corporation’s outstanding Voting Shares, or (iii) a purchase or sale of a substantial portion of the assets of the Corporation or a Subsidiary thereof (a purchase or sale of 20% or more of the total assets of the Corporation or a Subsidiary as of the end of the most recent quarterly period being deemed as “substantial”) in each case, as applicable, which requires the approval of, or notice to and absence of objection by (i) any federal or state regulatory authority of banks, savings banks, savings and loan associations or their holding companies, (ii) the Federal Trade Commission or the Anti-Trust Division of the United States Department of Justice, or (iii) the shareholders of the Corporation, but excluding any reorganization, acquisition, merger, purchase or sale of assets, or combination initiated by the Corporation upon the vote of at least fifty-one percent (51%) of the Continuing Directors.

(b) The term “Continuing Director” shall mean any member of the Board of Directors of the Corporation who is unaffiliated with the Related Person and was a member of the Board of Directors prior to the time that the Related Person become a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors.

(c) The term “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust, or an unincorporated organization or similar company, and also includes a syndicate or any group of any of the foregoing formed or acting together in concert for the purpose of acquiring, holding or disposing of the equity securities or assets of the Corporation or any Subsidiary.

(d) The term “Related Person” shall mean any individual, partnership, corporation, trust or other person or entity (together with its “affiliates” and “associates,” as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) which as of the date of its offer with respect to a Business Combination is a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act) in the aggregate of ten percent (10%) or more of the outstanding Voting Shares of the Corporation. A Related Person shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Related Person became the beneficial owner thereof.

(e) The term “Subsidiary” shall mean any corporation or other entity of which the Person in question owns not less than fifty percent (50%) of any class of equity securities, directly or indirectly.

(f) The term “Voting Shares” shall mean any shares of the authorized stock of the Corporation entitled to vote generally in the election of directors.

(g) The term “Whole Board of Directors” shall mean the total number of directors which the Corporation would have if there were no vacancies on the Board.

Section 7.2. Rights of Shareholders. The affirmative vote of the holders of seventy-five percent (75%) or more of the outstanding Voting Shares, voting separately as a class, shall be required for the approval or authorization of any Business Combination, provided, however, that the seventy-five percent (75%) voting requirement shall not be applicable and such Business Combination may be approved by the shareholder vote required by law and any other provision of these Articles of Incorporation if the Business Combination is approved by the Board of Directors of the Corporation by the affirmative vote of (a) at least seventy-five percent (75%) of the Whole Board of Directors, and (b) if such Business Combination is proposed by a Related Person, at least seventy-five percent (75%) of the Continuing Directors, in either case at a duly called or convened regular or special meeting of the Board of Directors.

Section 7.3. Fiduciary Obligations. Nothing contained in this Article VII shall be construed to relieve any Related Person from any fiduciary obligation imposed by law or equity.

Section 7.4. Standards of Board of Directors’ Evaluation of an Offer. The Board of Directors of the Corporation, when evaluating any offer of another Person to effect a Business Combination shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including, without limitation: (i) the social and economic effects of acceptance of such offer on its depositors, borrowers, other customers, employees, and creditors of the Corporation and its Subsidiaries, and on the communities in which the Corporation and its Subsidiaries operate or are located; (ii) the ability of the Corporation and its Subsidiaries to fulfill the objectives of a bank holding company, as applicable, and of commercial banking entities, as applicable, under applicable federal and state statutes and regulations; (iii) the business and financial condition and prospects and earnings prospects of the Person or Persons proposing the Business Combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the Business Combination, and other likely financial obligations of such Person or Persons, and the possible effect of such conditions and prospects upon the Corporation and its Subsidiaries and the communities in which the Corporation and its Subsidiaries are located; (iv) the competence, experience, and integrity of the Person or Persons proposing the Business Combination and its or their management; and (v) the prospects for successful conclusion of the proposed Business Combination. The provisions of this Article VII shall be deemed solely to grant discretionary authority to the Board of Directors and shall not be deemed to provide any constituency the right to be considered or to compel the consideration of its interests.

Section 7.5. Amendment and Repeal of Article VII. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation (and

notwithstanding the fact that a lesser percentage may be specified by law) any amendment, change or repeal of this Article VII, or any other amendment of these Articles of Incorporation which will have the effect of modifying or permitting circumvention of this Article VII, shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding Voting Shares of the Corporation, voting separately as a class; provided, however, that this restriction shall not apply to, and such seventy-five percent (75%) vote shall not be required for, any such amendment, change or repeal recommended to shareholders of the Corporation by the affirmative vote of at least (a) seventy-five percent (75%) of the Whole Board of Directors, and (b) if at such time there shall be a Related Person, at least seventy-five percent (75%) of the Continuing Board of Directors, and in either such event such amendment, change or repeal so recommended shall require only the vote, if any, required under the applicable provisions of the NCBCA.

ARTICLE VIII

Section 8.1. Board of Directors. The number of directors of the Corporation shall not be less than five (5) nor more than fifteen (15), with the exact number to be fixed from time to time as provided in the Corporation’s Bylaws.

In the first election of directors, and in all elections thereafter, that the total number of directors as fixed pursuant to the Corporation’s Bylaws is nine (9) or more, the directors shall be divided into three (3) classes, as nearly equal as possible in number as may be, to serve in the first instance for terms of one, two and three years, respectively, from the date such class of directors takes office or until their earlier death, resignation, retirement, removal or disqualification or until their successors shall be elected and shall qualify, and thereafter the successors in each class of directors shall be elected and shall qualify, and thereafter the successors in each class of directors shall be elected for terms of three (3) years or until their earlier death, resignation, retirement, removal, or disqualification or until their successors shall be elected and shall qualify. In the event of any increase or decrease in the number of directors at a time that the directors are so classified, the additional or eliminated directorships shall be classified or chosen so that all classes of directors shall remain or become as nearly equal as possible in number. At all times that the number of directors, as fixed pursuant to the Corporation’s Bylaws, is less than nine (9), each director shall be elected to a term ending as of the next succeeding annual meeting of shareholders or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor shall be elected and shall qualify.

Section 8.2. Initial Board of Directors. The number of directors constituting the initial Board of Directors of the corporation shall be eleven (11); and the name and address of the persons who are to serve as the members of the initial Board of Directors until the first annual meeting of the shareholders or until their successors are otherwise elected and qualified are as follows:

Name	Address
Ronald O. Black	2211 Oak Ridge Road Oak Ridge, NC 27310

Douglas G. Boike	5919 Tarleton Drive Oak Ridge, NC 27310

Herbert M. Cole	8015 Sapp Acres Lane Oak Ridge, NC 27310

Francis R. Disney	Post Office Box 521 Oak Ridge, NC 27310

Craig S. Fleming	700 Carnegie Place Greensboro, NC 27409

James W. Hall	6784 Brookbank Road Summerfield, NC 27358

Billy R. Kanoy	2835 Oak Ridge Road Oak Ridge, NC 27310

Lynda J. Lengyel	2141 BeesonRoad Oak Ridge, NC 27310

Stephen S. Neal	Post Office Box 129 Summerfield, NC 27358

John S. Olmsted	1602 Benjamin Parkway Greensboro, NC 27408

Manuel L. Perkins	Post Office Box 35047 Greensboro, NC 27425

This the 28th day of February, 2007.

By:	/s/ Jean C. Brooks
Jean C. Brooks
Incorporator

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